February 13, 2007

For Immediate Release

Collegiate Pacific Inc. Reports Q207 Earnings Results

•	Operating Profit improves by $1.2 Million in Q207; $2.9 Million YTD

•	Gross Margins Improve 255 Basis Points in Q207 and 260 Basis Points YTD

•	Fully Diluted EPS of ($0.09) in Q207 includes $525,000 Increase in Allowance for Doubtful Accounts for Q207

A conference call will be held today, February 13, 2007, at 3:30PM CST/4:30PM EST and may be accessed by dialing 800-265-0241 and using passcode 74634284. A replay of today’s call will be available for 30 days and may be accessed by dialing 888-286-8010 and using passcode 44186691.

Dallas, TX. Collegiate Pacific (AMEX – BOO) today reported results for its second fiscal quarter ended December 31, 2006. Net sales were up 6.4% to $49.4 million for the quarter from $46.4 million for the same period in fiscal 2006. Gross profit margins were up 255 basis points to 35.2% for the quarter from 32.6% for the same period in fiscal 2006. Selling, general and administrative expenses were up 6.5% to $17.3 million for the quarter from $16.2 million for the same period in fiscal 2006. SG&A for the three months ended December 31, 2006 included a $525 thousand increase in the company’s allowance for doubtful accounts, which the company recorded in the second quarter, based on management’s assessment of the quality of outstanding accounts receivable. Operating profit for the quarter ended December 31, 2006 improved by approximately $1.2 million to $125 thousand from a loss of more than $1.1 million in the same period in fiscal 2006. Fully diluted earnings per share was ($0.09) for the quarter compared to ($0.10) for the same period last fiscal year.

Commenting on the quarter and year to date results, Adam Blumenfeld, CEO stated: “The second quarter, which is seasonally Collegiate Pacific’s weakest operating period, illustrated the company’s continued progress toward its long-term objectives while simultaneously attacking several major initiatives. With the Sport Supply Group, Inc. acquisition completed as of November 13, 2006, we have turned our attention to a number of integration and optimization activities. Over the next six months we intend to complete our Sarbanes-Oxley compliance process, transition our catalog businesses to a single IT platform, combine many of our operating, manufacturing and warehousing activities, and develop a consolidated FY08 business plan. While these projects take time, we continue to display notable progress in the areas of gross margins, SG&A and operating profits. We are encouraged by the significant increase in our gross margin percentages -up 255 basis points for the second quarter and 260 basis points year to date. Gross margins improved as a result of sales volume increase, customer and product mix, product pricing, and inventory adjustments. The inventory adjustments, required as a result of the SSG acquisition, were $300 thousand and $1.2 million for the three months and six months ended December 31, 2005, respectively. We are also encouraged with expense control.”

“As previously discussed, subsequent to the completion of the Sport Supply Group transaction we announced a new three year operating plan targeting an increase in gross margins, a capping of the growth rate in operating expenses, expanding operating profits and dramatically increasing our earnings per share. Implementing this plan will, from time to time, involve such activities as the reorganization of specific operating units, the consolidation of facilities and the constant evaluation of where to best apply our financial resources. Since the start of FY07 we have reorganized our operations in Florida; reduced headcount by approximately 5% across the company, and in this second quarter increased our accounts receivable reserves after management completed its review and analysis of the quality of accounts receivable at our team dealers. Nonetheless, even with these activities we have been able to produce revenue growth, gross margin expansion and stronger earnings per share.”

“Regarding sales growth, while our catalog related businesses produced low double digit top line growth for the quarter, top line growth from our team dealer group was weaker than expected. Sales growth in the team dealer group was effected by the delayed deliveries of basketball uniforms from a major cloth vendor during the quarter. We have embarked on a number of initiatives to strengthen both the top and bottom line performance of our team dealer group and expect this ongoing process to yield future improvements in operating results.”

“Despite considerable distractions introduced through the many merger-related and SOX-related activities to date, the company has produced more than $7.0 Million in operating profits during the first half of Fiscal 2007, representing a 63.1% increase over Fiscal 2006. While we acknowledge there will be unforeseen challenges related to accomplishing our three year plan, we remain committed to achieving it. The net effect of this process is intended to produce a substantial reduction in commercial debt through expanded cash flow and the creation of meaningful operating leverage, earnings and cash flow for our shareholders and employees in the coming years.”

On the current run rate, the Company sees FY07 net sales of approximately $235 – 240 Million and fully diluted EPS of approximately $0.45 — $0.55 per share compared to $0.16 for fiscal 2006.

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2006	June 30,
		2006
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$4,675	$4,079
Accounts receivable, net of allowance for doubtful accounts of
$2,241 and $1,496 respectively	31,837	31,004
Inventories	40,072	37,185
Current portion of deferred taxes	3,231	2,625
Prepaid income taxes	1,068	1,607
Prepaid expenses and other current assets	3,018	2,199

Total current assets	83,901	78,699
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $3,797 and $2,755, respectively	9,867	10,087
DEFERRED DEBT ISSUANCE COSTS, net of accumulated amortization of $1,527 and $1,076, respectively	2,817	2,782
INTANGIBLE ASSETS, net of accumulated amortization of $2,834 and $2,188, respectively	8,570	9,014
GOODWILL	55,588	40,280
DEFERRED INCOME TAXES	2,807	3,156
OTHER ASSETS, net	160	417

Total assets	$163,710	$144,435

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,335	$14,802
Accrued liabilities	6,812	5,896
Dividends payable	256	256
Accrued interest	358	329
Current portion of long-term debt	3,145	2,210
Deferred tax liability	18	15

Total current liabilities	28,924	23,508
DEFERRED TAX LIABILITY	3,101	3,259
NOTES PAYABLE AND OTHER LONG-TERM DEBT	82,502	62,284
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN SUBSIDIARY	—	8,150

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized;
10,319,586 and 10,315,191 shares issued and 10,233,560 and 10,229,165 shares outstanding, respectively	103	103
Additional paid-in capital	43,199	43,162
Retained earnings	6,538	4,626
Treasury stock at cost, 86,026 shares	(657)	(657)

Total stockholders’ equity	49,183	47,234

Total liabilities and stockholders’ equity	$163,710	$144,435

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$49,384	$46,401	$117,547	$111,676
Cost of sales	32,009	31,259	76,109	75,219

Gross profit	17,375	15,142	41,438	36,457
Selling, general and administrative expenses	17,250	16,192	34,053	31,928

Operating profit (loss)	125	(1,050)	7,385	4,529

Other income (expense):
Interest income	67	28	114	74
Interest expense	(1,483)	(1,119)	(2,717)	(2,118)
Other income	55	64	92	89

Total other expense	(1,361)	(1,027)	(2,511)	(1,955)

Income (loss) before minority interest in income (loss) of consolidated subsidiary and income taxes	(1,236)	(2,077)	4,874	2,574
Income tax provision (benefit)	(393)	(624)	1,919	1,026

Minority interest in income (loss) of consolidated subsidiary, net of tax	28	(482)	531	(56)

Net income (loss)	$(871)	$(971)	$2,424	$1,604

Weighted average number of shares outstanding:
Basic	10,230,428	10,182,599	10,229,796	10,170,278

Diluted	10,230,428	10,182,599	10,382,510	10,643,327

Net income (loss) per share common stock – basic	$(0.09)	$(0.10)	$0.24	$0.16

Net income (loss) per share common stock – diluted	$(0.09)	$(0.10)	$0.23	$0.15

Dividends declared per share common stock	$0.025	$0.025	$0.05	$0.05

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.